Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Vigil Neuroscience, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$540,059,364.91 (2)(3)	0.00015310	$82,683.10 (4)

Fees Previously Paid	—		—

Total Transaction Valuation	$540,059,364.91

Total Fees Due for Filing			$82,683.10

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$82,683.10

(1)

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Merger Agreement, dated as of May 21, 2025, by and among Sanofi, a French société anonyme (“Parent”); Vesper Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Vigil Neuroscience, Inc. (the “Company”).

(2)

Aggregate number of securities to which transaction applies: As of June 11, 2025, the maximum number of shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company to which this transaction applies is estimated to be 57,018,352, which consists of:

a.

47,676,561 shares of Common Stock entitled to receive the Merger Consideration of up to $10.00 per share, which consists of a $8.00 per share cash payment upfront and one CVR that could result in an additional cash payment of $2.00 per share;

b.	9,135,872 shares of Common Stock underlying outstanding and unexercised options to purchase Common Stock that have an exercise price of less than $8.00 (“In-the-Money Options”);

c.

170,919 shares of Common Stock underlying outstanding and unexercised options to purchase Common Stock that have an exercise price of equal to or greater than $8.00 but less than $10.00 (“Underwater Options”); and

d.	35,000 shares of Common Stock underlying outstanding restricted stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Estimated solely for the purposes of calculating the filing fee, as of June 11, 2025, the underlying value of the transaction was calculated as the sum of:

a.	the product of 47,676,561 shares of Common Stock entitled to receive the Merger Consideration and the Merger Consideration;

b.	the product of 9,135,872 In-the-Money Options and $6.8817, which is (i) the difference between $8.00 and the In-the-Money Options’ weighted-average exercise price of $3.1183 plus (ii) $2.00;

c.	the product of 170,919 Underwater Options and $0.43, which is the difference between the Merger Consideration and the Underwater Options’ weighted-average exercise price of $9.57; and

d.	the product of 35,000 shares of Common Stock underlying outstanding restricted stock units and the Merger Consideration.

(4)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in note (3) by 0.00015310.